Exhibit 8.1

List of Subsidiaries
Optibase Inc., a California corporation

Optibase Real Estate Miami LLC, a Delaware limited liability company

Optibase 2Penn LLC, a Delaware limited liability company

OPTX Equity LLC, a Delaware limited liability company

OPTX Lender LLC, a Delaware limited liability company

Optibase FMC LLC, a Florida limited liability company

Optibase 300 Chicago LLC, a Delaware limited liability company

Optibase Real Estate Europe Sarl, a Luxemburg company

Optibase RE1 Sarl, a Luxemburg company

Optibase RE2 SARL, a Luxemburg company

Optibase RES SARL, a Luxemburg company

Optibase Bavaria GmbH & Co. KG, a German partnership

Optibase Bavaria Holding GmbH, a German corporation

OPCTN SA, a Luxemburg company

Eldista GmbH, a Swiss company